Exhibit 99.1

 FOCUS Enhancements Reports Second Quarter 2004 Results; Semiconductor Set-top
   Box Business Revenue Accelerates and Digital Media Systems Business Grows

     CAMPBELL, Calif.--(BUSINESS WIRE)--Aug. 12, 2004--FOCUS Enhancements, Inc. (Nasdaq:FCSE), a worldwide leader in video production and conversion technology, today announced financial results for its second quarter and six months ended June 30, 2004.
     Revenue for the second quarter was $5.0 million, an increase of 17 percent, compared to $4.3 million reported for the same quarter of 2003. Net loss for the quarter was $2.6 million, or $0.05 per share, versus a net loss of $770,000, or $0.02 per share, in the same quarter of 2003. The net loss included $300,000 for purchased in-process research and development charges associated with the acquisition of substantially all the assets of Visual Circuits Corporation
(VCC), $140,000 of charges recorded to cost of revenue associated with a fair value adjustment to VCC's inventory upon acquisition, and a $100,000 royalty charge related to the achievement of certain sales volumes by the Semiconductor Business.
     Overall research and development (R&D) expenses increased $619,000 to $1.7 million for the quarter when compared to the second quarter a year ago, as a result of new product development as well as the recent acquisitions of COMO Computer & Motion GmbH and VCC. The Semiconductor Business increased its R&D spending to $770,000 for the quarter compared to $515,000 for the second quarter 2003, primarily related to the further development of Ultra Wideband (UWB) technology.
     Revenue for the six months ended June 30, 2004 was $9.1 million, an increase of 9 percent, compared to $8.4 million reported for the same period of 2003. Net loss for the 2004 period was $4.2 million, or $0.09 per share, versus a net loss of $1.7 million, or $0.05 per share, for the comparable 2003 period.
     "This quarter we executed our growth strategy in both of our business groups: Semiconductors and Systems," said Brett Moyer, president and chief executive officer of FOCUS Enhancements. "In our Semiconductor Business, we closed the quarter with eight set-top box designs in production using our chips. As of today, that number has increased to 13. As more designs enter production and as production ramps, we believe semiconductor revenue will grow -- with our second half semiconductor revenue expected to increase significantly over the first six months of the year. In UWB, we furthered our discussions with potential partners and anticipate securing a manufacturing partner by the end of our third quarter. In our Systems Business, we expanded our digital media workflow product line by acquiring VCC in May and unveiling this week the next FireStore family product FS-4, the first Direct To Edit(TM) (DTE) video production solution for hand-held digital video (DV) camcorders."
     Moyer continued, "Also this week, we named widely recognized home theater visionary, Sam Runco, to our board of directors. Sam has over 30 years of experience and numerous industry contacts. We believe his experience will be especially valuable as UWB begins to impact the wireless home entertainment market."


    Recent Highlights

    Semiconductor Business:

    -- During the quarter, Semiconductor Business revenue almost tripled sequentially to approximately $750,000 from $260,000 in the first quarter 2004 exclusive of sales to Microsoft.

    -- In July, introduced the FS453 video-processor daughter card for the Freescale i.MX21 application development system to provide a power-efficient TV-Out solution for power-sensitive applications such as media appliances or hand-held devices.

    -- In June, began sampling the ultra-compact FS455/FS456 chip designed to deliver superior studio grade quality images to small media-oriented devices such as personal digital assistants and high-end cell phones.

    Systems Business:

    -- During the quarter and thereafter, increased digital media workflow product line by acquiring VCC, launching new products and demonstrating solutions at the National Broadcasters
        Association conference.

        -- FireStore FS-4 is the first DTE product designed to bring tape-less video production in native non-linear edit (NLE) file formats to hand-held DV camcorders from JVC, Panasonic, Canon, Sony and others. The portable system is designed to mount directly to hand-held camcorders and features a 40GB (3 hour) or 80GB (6 hour) internal disk drive.

        -- MX-4 and MX-4 DV mixers offer enhanced features designed for live event productions in the education, business, multimedia and the broadcast markets.

        -- FireStore FS-M enables time-shifting MPEG-2 files at variable compression rates for video surveillance applications.

        --  FireStore format support was introduced for Pinnacle
            Liquid, Media Exchange Format (MXF), QuickTime and AVI Type 24p, and the HDV tape format.

        -- ProxSys Media Server provides a network based storage and media management system providing quick and easy access to digital media content.

        -- Gemini 2(TM) Universal Media Card offers the first multi-channel, high-definition video-decoder PCI card and the MANTIS MC(TM) enables the first multi-channel high-definition media player. Both products address the growing digital signage market.

        -- In June, co-sponsored the Digital Signage Seminar in Atlanta with JVC, which educated the audio/video dealers on digital signage opportunities and leveraged the FOCUS Enhancements/JVC relationship by powering JVC displays with the Firefly MZ(TM) network media player.

        -- In April, announced that OTRUM, a leading provider of interactive TV solutions and movies to hotels in Europe, the Middle East and Africa, had selected the Harmony MPEG Decoder to deploy a variety of in-room and on-demand video applications.


     Gary Williams, chief financial officer of FOCUS Enhancements, stated, "In April, we raised approximately $5.2 million to fund initial UWB engineering. We significantly improved our working capital, closing the quarter with approximately $6.0 million in cash and cash equivalents."
     Moyer added, "We anticipate revenue for the third quarter will range between $6 million and $7 million and reaffirm our annual 2004 revenue guidance to range between $23 million and $26 million. As discussed, we are evaluating our different partnership alternatives, which will impact the amount and timing of our Semiconductor Business R&D expenses and, consequently, our earnings per share. Therefore, we will provide EPS guidance after the UWB partner has been announced."

     Investor Conference Call

     The company will host a conference call to discuss the second quarter 2004 results on Thursday, August 12, 2004 at 1:30 pm PT, after which management will host a question and answer session. The conference call will be broadcast live over the Internet at www.focusinfo.com, and the webcast will be available through September 12, 2004. If you do not have Internet access, the telephone dial-in number is 706-634-0182 for domestic and international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PST (4:30 p.m., EST). A telephone replay will be available through August 16, 2004. Dial 706-645-9291, and enter access code 9013918.

     About FOCUS Enhancements, Inc.

     FOCUS Enhancements, Inc. (Nasdaq:FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits
(ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers
(OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

     Safe Harbor Statement

     Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The ability of Focus to integrate recent acquisitions into its business model will significantly impact Focus' financial conditional and results of operations. Demand for FOCUS Enhancements' products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS Enhancements. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


                            Focus Enhancements, Inc.
                 Condensed Consolidated Statements of Operations
                    (In thousands, except per-share amounts)
                                   (Unaudited)


                                Three Months Ended   Six Months Ended
                                ------------------  ------------------

                                June 30,  June 30,  June 30,  June 30,
                                  2004      2003      2004      2003
                                --------  --------  --------  --------

Net revenue                     $ 5,024    $4,301   $ 9,118   $ 8,391
Cost of revenue                   3,223     2,440     5,985     4,843
                                --------  --------  --------  --------
 Gross margin                     1,801     1,861     3,133     3,548

Operating expenses:
 Sales, marketing and support     1,273     1,089     2,327     2,087
 General and administrative         908       436     1,465       813
 Research and development         1,666     1,047     2,772     2,104
 Amortization of intangible
  assets                            243       132       407       304
 In-process research and
  development                       300        --       300        --
 Restructuring recovery              --       (29)       --       (29)
                                --------  --------  --------  --------
                                  4,390     2,675     7,271     5,279
                                --------  --------  --------  --------
    Loss from operations         (2,589)     (814)   (4,138)   (1,731)
 Interest expense, net              (14)      (51)      (60)     (102)
 Other net income                    14        95        20        95
                                --------  --------  --------  --------
    Loss before income tax
     expense                     (2,589)     (770)   (4,178)   (1,738)
  Income tax expense                  1        --         1         2
                                --------  --------  --------  --------
    Net loss                    $(2,590)   $ (770)  $(4,179)  $(1,740)
                                --------  --------  --------  --------


Net loss per share
  Basic and diluted             $ (0.05)   $(0.02)  $ (0.09)  $ (0.05)

Weighted average common and
 common equivalent shares
  Basic and diluted              50,027    37,184    46,466    37,146



                            Focus Enhancements, Inc.
                      Condensed Consolidated Balance Sheets
                    (In thousands, except per-share amounts)
                                   (Unaudited)


                                              June 30,    December 31,
                                               2004          2003
                                             ----------  -------------
                       Assets

Current assets:
 Cash and cash equivalents                    $ 6,000      $ 3,731
 Accounts receivable, net of allowances of
  $426 and $384                                 3,053        2,385
 Inventories                                    3,056        3,493
 Receivable from Visual Circuits Corporation
  Liquidating Trust                               400           --
 Prepaid expenses and other current assets        386          368
                                             ----------  -------------
      Total current assets                     12,895        9,977

Long-term assets:
 Property and equipment, net                      468          146
 Other assets                                      52          151
 Intangible assets, net                         2,180          635
 Goodwill                                      12,695        5,191
                                             ----------  -------------
      Total long-term assets                   15,395        6,123

                                             ----------  -------------
                                              $28,290      $16,100
                                             ==========  =============

       Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                             $ 2,566      $ 2,292
 Accrued liabilities                            2,199        1,989
 Current portion of long-term debt                 31           --
 Borrowings under line-of-credit                  306           --
 Loan payable                                     251           --
                                             ----------  -------------
      Total current liabilities                 5,353        4,281

Long-term liabilities:
 Convertible promissory notes payable to
 shareholder                                       --        3,867
 Long-term debt, net of current portion           191           --
                                             ----------  -------------
      Total long-term liabilities                 191        3,867

Stockholders' equity:
 Preferred stock, $0.01 par value; authorized
  3,000,000 shares; 3,161 and 1,904 shares
  issued at June 30, 2004 and December 31,
  2003, respectively (aggregate liquidation
  preference $3,917)                               --           --
 Common stock, $0.01 par value; 100,000,000
  shares authorized, 53,691,698 and
  42,800,240 shares issued at June 30, 2004
  and December 31, 2003, respectively             537          428
 Additional paid-in capital                    91,199       71,295
 Accumulated deficit                          (67,200)     (63,021)
 Cumulative foreign currency translation
  adjustments                                      57           --
 Notes receivable from related parties         (1,097)          --
 Treasury stock at cost, 497,055 shares at
  June 30, 2004 and December 31, 2003,
  respectively                                   (750)        (750)
                                             ----------  -------------
      Total stockholders' equity               22,746        7,952

                                             ----------  -------------
                                              $28,290      $16,100
                                             ==========  =============


    CONTACT: Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777
             Brendan Lahiff, 415-433-3777
             Brendan@lhai-sf.com